Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of July 2, 2020, is entered into among Gevo, Inc., a company duly incorporated and existing under the laws of Delaware, United States of America, and having its principal executive office at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 as Issuer (the “Company”), the guarantors listed on the signature page hereof (each, a “Guarantor” and, collectively, the “Guarantors”), Wilmington Savings Fund Society, FSB, as Trustee (in such capacity, the “Trustee”), and Wilmington Savings Fund Society, FSB, as Collateral Trustee (in such capacity, the “Collateral Trustee”), with the consent of the Holders listed in Schedule I, attached hereto (together, the “Requisite Holders”), each of which is represented herein by Whitebox Advisors LLC (the “Representative” and, together with the Company, each Guarantor, the Requisite Holders, the Trustee and the Collateral Trustee, the “Parties” and each of them, a “Party”) pursuant to the last sentence of Section 1.04(a) of the Indenture (as defined below). Capitalized terms used herein without definition have the meanings given in the Indenture.

RECITALS

WHEREAS, the Company, the Guarantors, the Trustee, and the Collateral Trustee have heretofore executed and delivered an indenture, dated as of January 10, 2020 (as amended, restated, supplemented or otherwise modified by that certain First Supplemental Indenture dated as of April 7, 2020 (the “First Supplemental Indenture”) and as further amended, restated, supplemented or otherwise modified by this Second Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of 12.0% Convertible Senior Secured Notes due 2020/2021;

WHEREAS, Section 14.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may, with the consent of the requisite percentage of Holders set forth therein, enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture;

WHEREAS, the Company has requested that the Requisite Holders consent to the amendments to certain provisions of the Indenture as set forth below and to the Company’s and the Guarantors’ entry into this Second Supplemental Indenture, and the Requisite Holders have agreed to consent to such amendments and to the Company’s and the Guarantors’ entry into this Second Supplemental Indenture, in each case subject to the terms and conditions hereof; and

WHEREAS, the Company has requested that the Trustee and the Collateral Trustee enter into this Second Supplemental Indenture and, with the consent of the Requisite Holders, the Trustee and the Collateral Trustee have agreed to enter into this Second Supplemental Indenture on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee, the Collateral Trustee, the Requisite Holders and the Representative, acting in the name and on behalf of each of the Requisite Holders, hereby covenant and agree as follows:

AGREEMENT

1.      Consent to Issuance of the 2020 2Q Warrants. Notwithstanding any term or provision in the Indenture or any other Indenture Document to the contrary, the Requisite Holders hereby consent, effective as of the date hereof, to the offering and issuance of the 2020 2Q Warrants (as defined below), the execution and delivery of the 2020 2Q Warrant Agreements (as defined below), and the incurrence of Indebtedness under the 2020 2Q Warrants, provided that (a) the initial issuance of a 2020 2Q Warrants shall have been consummated on or before July 24, 2020, (b) such 2020 2Q Warrants are in the form attached hereto as Annex A (which may be modified only to fill in the blanks in such form), and (c) the consents set forth herein shall not constitute an approval of a transaction under Section 9.01(m) of the Indenture which would enable the Company to make a cash payment (other than a payment of Inducement Cash Fees and cash payments in lieu of the issuance of fractional shares) on account of the Prior Warrants, the 2020 2Q Warrants, or any other warrants without triggering an Event of Default.

2.     Effectiveness; Amendments to Indenture. This Second Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors, the Trustee, the Collateral Trustee and the Representative (acting in the name and on behalf of each Requisite Holder); provided that the amendments to the Indenture contemplated in Section 2(a) relative to the addition of the new defined terms “2020 2Q Warrants,” “2020 2Q Warrant Agreements,” and “2020 2Q Warrant Issuance Date” and in Section 2(b) relative to the amendment of the defined term “Inducement Cash Fee”, in each case, shall (i) only become operative upon the date on which the first 2020 2Q Warrant is issued (the “First Issuance Date”) and the satisfaction of the conditions specified in Section 1 of this Second Supplemental Indenture, and (ii) remain effective once in effect for so long as the conditions specified in Section 1 of this Second Supplemental Indenture have been satisfied. The Company shall notify the Trustee (i) of the issuance of such first 2020 2Q Warrant promptly following the date on which the first 2020 2Q Warrant is issued and shall specify the date of such issuance or (ii) promptly after the Company shall determine that such issuance will not occur.

(a)     Section 1.01 of the Indenture is hereby amended by adding the following definitions in the appropriate alphabetical order:

“2020 2Q Warrant Agreement” means each Series 2020-A Common Stock Purchase Warrant and Prefunded Series 2020-B Common Stock Purchase Warrant issued by the Company to the registered holders thereof or their permitted assigns, as amended, restated, replaced, extended, refinanced or otherwise modified from time to time.

“2020 2Q Warrant Issuance Date” means the first date on which a 2020 2Q Warrant is issued.

“2020 2Q Warrants” means the Series 2020-A Warrants and the Prefunded Series 2020-B Warrants issued by the Company from time to time pursuant to any 2020 2Q Warrant Agreement, as amended, restated, replaced, extended, refinanced or otherwise modified from time to time, in the form attached as Annex A to the Second Supplemental Indenture (which may be modified only to fill in the blanks in such form).

“Second Supplemental Indenture” means that certain Second Supplemental Indenture, dated as of July 2, 2020 by and among the Trustee, the Collateral Trustee, the Company, the Guarantors and with the consent of the Requisite Holders represented therein the Representative.

 (b)  The definition of “Disqualified Equity Interests” contained in Section 1.01 of the Indenture is hereby amended by amending and restating the last sentence appearing in such definition as follows:

“The foregoing to the contrary notwithstanding, “Disqualified Equity Interests” shall not include the Prior Warrants or the 2020 2Q Warrants solely as a result of the Black Scholes Value payments required in connection therewith.”

(c)     The definition of “Inducement Cash Fee” contained in Section 1.01 of the Indenture is hereby amended by amending and restating such definition in its entirety as follows:

“Inducement Cash Fee” means the payment of certain inducement fees in the form of cash payments by the Company to holders of the Prior Warrants, the 2020 2Q Warrants, and/or other warrants from time to time issued by the Company to induce such holders to exercise their rights under such warrants, provided that such (x) fees are paid solely out of the proceeds received by the Company in connection with the exercise of such warrants at their applicable stated exercise prices and (y) such warrants are permitted to be issued under the Indenture.

 (d)  Section 4.30(s) of the Indenture is hereby amended by amending and restating such section in its entirety as follows:

“(s) Indebtedness in respect of the Prior Warrants and the 2020 2Q Warrants; and”

 (e)  Section 4.33 of the Indenture is hereby amended by amending and restating clauses (vii) and (xii) in their entirety as follows:

“(vii) Restricted Payments required in connection with (a) the exercise of warrants, (b) the conversion of convertible Indebtedness, and (c) any Inducement Cash Fee, in each case, to the extent that such conversion is for Equity Interests of the Company (and does not involve any cash payments other than in regards to the cash payment of Inducement Cash Fees and cash payments made in lieu of issuing fractional shares or payment obligations required under the terms of the Prior Warrants and the 2020 2Q Warrants);”

“(xii) cash payments payable on account of the 2015 Series A Warrants in effect as of the 2015 Series A Warrant Issuance Date, the 2015 Additional Warrants in effect as of the 2015 Additional Warrant Issuance Date, the 2015 4Q Warrants in effect as of the 2015 4Q Warrant Issuance Date, the 2016 1Q Warrants in effect as of the 2016 1Q Warrant Issuance Date, the 2016 Post 1Q Warrants in effect as of the 2016 Post 1Q Warrant Issuance Date, the 2017 1Q Warrants in effect as of the 2017 1Q Warrant Issuance Date, the 2020 2Q Warrants in effect as of the 2020 2Q Warrant Issuance Date, Inducement Cash Fees, and the cashless exercise of options and warrants in accordance with their terms; and”

 (f)  Section 4.39(c) of the Indenture is hereby amended by amending and restating the section in its entirety as follows:

“(c) amend or modify, or permit the amendment or modification of, any provision of any Prior Warrant, Prior Warrant Agreement, 2020 2Q Warrant or 2020 2Q Warrant Agreement in any manner that is adverse to the Trustee, the Collateral Trustee or the Holders without the consent of the Trustee, Collateral Trustee and the Requisite Holders, except to reduce the exercise price as permitted (i) under the terms of any Prior Warrant or Prior Warrant Agreement as in effect on April 19, 2017 or (ii) under the terms of any 2020 2Q Warrant or 2020 2Q Warrant Agreement as in effect on the date on which the first 2020 2Q Warrant Agreement is signed; or”

 (g)  Section 9.01(m) of the Indenture is hereby amended by amending and restating the section in its entirety as follows:

“(m) the earlier to occur of (i) the occurrence of any event, circumstance or transaction that would entitle the holders of the Prior Warrants or the 2020 2Q Warrants to any cash payment from the Company (or otherwise require the Company to make an offer or make a cash payment to such holders) under the Prior Warrants or the 2020 2Q Warrants other than cash payments made in lieu of the issuance of fractional shares and/or cash payments of Inducement Cash Fees or (ii) the making of a cash payment (or any offer to make such payment) under the Prior Warrants or the 2020 2Q Warrants (in each case, other than cash payments made in lieu of the issuance of fractional shares and/or cash payments of Inducement Cash Fees) provided that in each case, no Event of Default will be triggered if the Requisite Holders approve a cash payment on account of the Prior Warrants or the 2020 2Q Warrants (it being understood and agreed that the Requisite Holders have consented to payment of Inducement Cash Fees).”

3.      Indenture Supplemented; Ratification of Indenture. This Second Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. Except as specifically modified herein, the Indenture, as amended, restated, supplemented or otherwise modified by the First Supplemental Indenture and this Second Supplemental Indenture, and the Notes, are in all respects ratified and confirmed, and shall remain in full force and effect in accordance with their terms.

4.      Representative’s Representation; Consent of Requisite Holders. Pursuant to Sections 1.04 and 14.02 of the Indenture, by its signature below, the Representative, acting in the name and on behalf of each of the Requisite Holders, hereby consents, effective as of the date hereof, to the entry into this Second Supplemental Indenture by the Company, the Guarantors, the Trustee and the Collateral Trustee and to the amendments to the Indenture set forth in Sections 1 and 2 of this Second Supplemental Indenture.

5.      Trustee and Collateral Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or the Collateral Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee and the Collateral Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee and the Collateral Trustee make no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture. Additionally, the Trustee and the Collateral Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, and the Trustee and the Collateral Trustee make no representation with respect to any such matters.

6.      Guarantors. Each Guarantor, for value received, hereby expressly acknowledges and agrees to the Company’s execution and delivery of the First Supplemental Indenture and this Second Supplemental Indenture, to the performance by the Company of its agreements and obligations hereunder and thereunder and to the consents and amendments set forth herein and therein. The First Supplemental Indenture and this Second Supplemental Indenture and the performance or consummation of any transaction or matter contemplated under the First Supplemental Indenture and this Second Supplemental Indenture, and all consents, amendments and waivers set forth herein and therein, shall not limit, restrict, extinguish or otherwise impair any Guarantor’s liability to the Trustee, the Collateral Trustee or the Holders with respect to the payment and other performance obligations of such Guarantor pursuant to the Guaranteed Obligations. Each Guarantor hereby ratifies, confirms and approves its Guaranteed Obligations and acknowledges that it is unconditionally liable to the Trustee, the Collateral Trustee and the Holders for the full and timely payment of the Guaranteed Obligations (on a joint and several basis with the other Guarantors). Each Guarantor hereby acknowledges that it has no defenses, counterclaims or set-offs with respect to the full and timely payment of any or all Guaranteed Obligations as of the date hereof.

7.      Costs and Expenses. The Company shall pay the reasonable costs and expenses actually incurred by the Trustee, the Collateral Trustee, the Requisite Holders and the Representative in connection with the preparation, negotiation, and/or review of this Second Supplemental Indenture and the agreements, documents, and/or instruments executed and/or delivered in connection therewith, including without limitation all of the Trustee’s, the Collateral Trustee’s, the Requisite Holders’ and the Representative’s reasonable out-of-pocket legal fees incurred in connection therewith for which the Company has received an invoice, which invoice shall provide reasonably detailed documentation of such costs and expenses, in each case, within fifteen days after written demand for such payment (accompanied by the invoice in question), which may be in the form of an email (accompanied by the invoice in question) by the Trustee, the Collateral Trustee, the Requisite Holders, the Representative or any of their respective counsel, as applicable.

8.      Release. In consideration of the benefits provided to each of the Credit Parties under this Second Supplemental Indenture, each of the Credit Parties hereby agrees as follows:

(a)      The Credit Parties, for themselves and on behalf of their respective successors and assigns, do hereby release, acquit and forever discharge the Trustee, the Collateral Trustee, each Requisite Holder, and the Representative, and the respective past or present officers, directors, attorneys, affiliates, employees and agents of the Trustee, the Collateral Trustee, each Requisite Holder, and the Representative, and each of their respective successors and assigns, from any and all claims, demands, obligations, liabilities, causes of action, offsets, damages, costs or expenses, of every type, kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, including any claims that the Credit Parties and their respective successors, counsel and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, that each of the Credit Parties now has or may acquire against any one or more of them, arising out of events or transactions which occurred on or before the date hereof (each a “Released Claim” and collectively, the “Released Claims”), including without limitation, those Released Claims arising out of or connected with the transactions arising under or related to any of the Indenture Documents (including without limitation, the First Supplemental Indenture and this Second Supplemental Indenture).

(b)      The provisions, waivers and releases set forth in this Section are binding upon the Credit Parties and their respective assigns and successors in interest. The provisions, waivers and releases of this Section shall inure to the benefit of the Trustee, the Collateral Trustee, each Requisite Holder and the Representative, and each of their respective past or present officers, directors, attorneys, affiliates, employees and agents, and each of their respective successors and assigns. The Credit Parties warrant and represent that they are the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and they have not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Each of the Credit Parties shall indemnify and hold harmless the Trustee, the Collateral Trustee, each Requisite Holder and the Representative, and each of their respective past or present officers, directors, attorneys, affiliates, employees and agents, and each of their respective successors and assigns, from and against any claim, demand, damage, debt and liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any such assignment or transfer. The provisions of this Section shall survive the date hereof. Nothing herein is or should be construed to be a release of claims against the Credit Parties or a satisfaction of any Indebtedness.

9.      Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OR, TO THE EXTENT REQUIRED, THE LAW OF THE JURISDICTION IN WHICH THE COLLATERAL IS LOCATED), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW.

10.      Multiple Originals. The Parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture. Delivery of an executed counterpart by facsimile or PDF shall be as effective as delivery of a manually executed counterpart thereof.

11.      Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

12.      Consent to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any competent New York State court or federal court of the United States sitting in the State and City of New York, County of New York and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Second Supplemental Indenture or the Notes, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County of New York and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County of New York and Borough of Manhattan.

Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Second Supplemental Indenture or the Notes in any such New York State or federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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IN WITNESS WHEREOF, the undersigned has caused this Second Supplemental Indenture to be executed and delivered as of the date first above written.

COMPANY:

GEVO, INC.

By:	/s/ Geoffrey T. Williams, Jr.
Name:	Geoffrey T. Williams, Jr.
Title:	General Counsel & Secretary

GUARANTORS:

AGRI-ENERGY, LLC

By:	/s/ Geoffrey T. Williams, Jr.
Name:	Geoffrey T. Williams, Jr.
Title:	General Counsel & Secretary

GEVO DEVELOPMENT, LLC

By:	/s/ Geoffrey T. Williams, Jr.
Name:	Geoffrey T. Williams, Jr.
Title:	General Counsel & Secretary

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REQUISITE HOLDERS (Solely for purposes of Sections 1 and 4): WHITEBOX RELATIVE VALUE PARTNERS, LP WHITEBOX GT FUND, LP WHITEBOX MULTI-STRATEGY PARTNERS, LP PANDORA SELECT PARTNERS, LP

By:	Whitebox Advisors LLC

By:	/s/ Luke Harris
Name:	Luke Harris
Title:	General Counsel - Corporate, Transactions & Litigation

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TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB as Trustee

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

COLLATERAL TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB as Collateral Trustee

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

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ANNEX A